Exhibit 99.3 Release of Private Information

CAUTIONARY STATEMENT

THE ATTACHED INFORMATION IS CONFIDENTIAL AND PROPRIETARY INFORMATION OF BPZ RESOURCES, INC. (THE “COMPANY”) THAT IS SUBJECT TO A NON-DISCLOSURE AGREEMENT (THE “NDA”). THE RECIPIENT MUST NOT FORWARD TO ANY THIRD PARTY OR DISSEMINATE BEYOND THE PARTIES TO THE NDA AND THEIR ADVISORY TEAM. IN ADDITION, THE INFORMATION HEREIN MAY BE BASED UPON DATA PROVIDED BY THE COMPANY BUT CREATED BY ADVISORS RETAINED BY POTENTIAL THIRD PARTY LENDERS. THE METHODOLOGY, ANALYSIS AND INTERPRETATION MADE BY THOSE RETAINED ADVISORS WITH RESPECT TO THE DATA IS NOT KNOWN TO THE COMPANY. THE COMPANY HAD NO INPUT IN THE CREATION OR DEVELOPMENT OF THE INFORMATION CREATED BY ADVISORS FOR POTENTIAL THIRD PARTY LENDERS, NOR DID THE COMPANY PROVIDE ANY OVERSIGHT IN ITS CREATION OR QUALITY CONTROL.

THIS INFORMATION WAS NOT PREPARED FOR, AND THE COMPANY DOES NOT VIEW SUCH INFORMATION AS MATERIAL FOR, DISCLOSURE PURPOSES WITH REGARDS TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”), AND BELIEVES IT COULD BE MISLEADING TO PROVIDE SUCH INFORMATION TO THE INVESTING PUBLIC. THIS INFORMATION WAS PROVIDED AT THE REQUEST OF ENTITIES IN CONNECTION WITH THEIR REVIEW OF OTHER, MORE RELIABLE DATA, THE MATERIAL IMPLICATIONS OF WHICH ARE REPORTED UNDER SEC DISCLOSURE REQUIREMENTS IN THE FORMAT REQUIRED, AND WHEN REQUIRED BY SEC RULES.

Illustrative SG&A Breakdown – Alternate Scenario

- The Company estimates that in a scenario where it became an unlisted entity and took a passive interest in its 51% share of the Block Z-1 assets, it would require approximately $7.5 million in annual SG&A expense
  - In such a scenario, the Company would continue to fulfil the entirety of its joint venture obligations and compliance with legal and tax obligations, and would pursue no other activities
- In order to achieve such a reduction in SG&A expense, the Company estimates it would incur reorganizational expenses of approximately $2.5 - $3.0 million

Illustrative Annual SG&A Breakdown – Alternative Scenario

Social/Regulatory Affairs, net	
Personnel	40%
Travel and Training	13%
Consulting	11%
Donations	23%
Other	13%

Partner Charges	
JIB	100%

IT Infrastructure	
Personnel	4%
Consulting	3%
IT & Infrastructure	65%
Other	27%


15%
23%
17%
4%
1%
12%
28%

Accounting/Finance/Tax/Planning/IR	
Personnel	63%
Travel and Training	2%
Consulting	16%
Non Income Tax	10%
Other	9%

Management/Gov Affairs	
Personnel	93%
Travel and Training	5%
IT & Infrastructure	2%

Operations/SCM/Commercial	
Other	100%

Legal & HR	
Personnel	50%
Travel and Training	5%
Consulting	14%
IT & Infrastructure	1.3%
Legal Fee	22%
Other	8%